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                                                                 EXHIBIT 10.146


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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                  PAXSON COMMUNICATIONS OF FT. PIERCE-34, INC.


                                      AND

                         PARAMOUNT STATIONS GROUP, INC.

                                      FOR

                          TELEVISION STATION WTVX(TV),
                              FT. PIERCE, FLORIDA

                               FEBRUARY 19, 1997


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                               TABLE OF CONTENTS
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RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Accounts Receivable"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Assumed Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Consents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Credit Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Debt" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "FCC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "FCC Consent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "FCC Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Final Order"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "HSR Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Intangibles"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Paxson Credit Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         "Permitted Liens"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         "Person" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         "Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         "Real Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         "Tangible Personal Property" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

SECTION 2.       PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.1     Agreement to Sell and Buy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.3     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 (a)      The Purchase Price; Payoff Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (b)      Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (c)      Manner of Determining Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.4     Assumption of Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.1     Organization, Standing and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7


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         3.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.4     Governmental Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.5     Assets; Title to and Condition of Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.6     Title to and Condition of Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.7     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.8     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.9     Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.10    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.11    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.12    Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (a)      Employees and Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (b)      Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (c)      Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.13    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.14    Claims and Legal Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.15    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.16    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.17    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.18    Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

SECTION 4.       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.1     Organization, Standing and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.4     Buyer Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 5.       OPERATIONS OF THE STATION PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.1     Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.2     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.3     Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.4     Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.5     Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.6     Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.7     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.8     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.9     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.10    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.11    Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.12    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.13    Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17


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SECTION 6.       SPECIAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.1     FCC Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.2     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.3     Control of the Station . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.4     Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.5     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.6     Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.7     Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.8     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.9     WTVX Broadcast Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SECTION 7.       CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING . . . . . . . . . . . . . . . . . . . . . .  19
         7.1     Conditions to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (a)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (b)      Covenants and Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (c)      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (d)      FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (e)      Governmental Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (f)      No Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (g)      HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (h)      Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (i)      Whitehead Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         7.2     Conditions to Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (a)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (b)      Covenants and Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (c)      Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (d)      FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (e)      No Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (f)      HSR Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (g)      Whitehead Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

SECTION 8.       CLOSING AND CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (a)      Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (b)      Closing Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.2     Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (a)      Transfer Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (b)      Intentionally Omitted.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (c)      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (d)      Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (e)      Licenses, Contracts, Business Records, Etc. . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (f)      Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23


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                 (g)      Evidence of Debt Repayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         8.3     Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (a)      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (b)      Assumption Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (c)      Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (d)      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

SECTION 9.       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         9.1     Termination by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (a)      Mutual Consent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (b)      Upset Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (c)      Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (d)      Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (e)      Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (f)      Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (g)      Assignee Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (h)      Termination of Whitehead Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . .  24
         9.2     Termination by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (a)      Mutual Consent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (b)      Upset Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (c)      Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (d)      Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (e)      Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (f)      Whitehead Purchase Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (g)      Termination of Whitehead Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.3     Rights on Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.4     Escrow Deposit.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 10       SURVIVAL OF REPRESENTATIONS AND WARRANTIES;  INDEMNIFICATION; CERTAIN REMEDIES . . . . . . . . . . .  26
         10.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         10.2    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         10.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.4    Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.5    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.6    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         11.1    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         11.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         11.3    Benefit and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.4    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31



                                                                                                                     Page
                                                                                                                     ----
         11.5    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.6    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.7    Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.8    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.9    Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.11   Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32



                               LIST OF SCHEDULES

                                    WTVX-TV

                 Schedule 2.2              --       Excluded Property
                 Schedule 3.3              --       Consents
                 Schedule 3.4              --       Licenses
                 Schedule 3.5              --       Real Property
                 Schedule 3.6              --       Tangible Personal Property
                 Schedule 3.7              --       Assumed Contracts
                 Schedule 3.9              --       Intangibles
                 Schedule 3.10             --       Insurance Policies
                 Schedule 3.12             --       Employee Matters
                 Schedule 3.14             --       Claims and Legal Actions
                 Schedule 3.15             --       Environmental Matters
                 Schedule 8.2(f)           --       Form of Opinion of Seller's Counsel
                 Schedule 8.3(d)           --       Form of Opinion of Buyer's Counsel




                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT is dated as of February 19, 1997, by and between Paxson Communications of Ft. Pierce-34, Inc., a Florida corporation ("Seller") and Paramount Stations Group, Inc., a Delaware corporation ("Buyer").

                                    RECITALS

         A. Seller is a party to an Option Agreement dated as of December 29, 1995 with Whitehead Media, Inc. ("Whitehead") and Whitehead Media of Florida, Inc. ("Whitehead-Florida"), as amended by letter dated June 18, 1996 from Paxson Communications Corporation to Whitehead, Whitehead-Florida and certain other affiliates thereof and by First Amendment to Option Agreement dated as of December 31, 1996 with Whitehead, Whitehead-Florida and Whitehead Broadcasting of Florida, Inc. ("Whitehead-Broadcasting") (such Option Agreement, as amended, shall be referred to herein as the "Option Agreement"), pursuant to which Whitehead-Florida and Whitehead-Broadcasting (collectively, the "Whitehead Companies") have granted to Seller an exclusive and irrevocable option (the "Option") to acquire substantially all of the assets of Television Station WTVX-TV, Ft. Pierce, Florida (the "Station").

         B. Seller has given notice to the Whitehead Companies of its exercise of the Option. Pursuant to the Option Agreement, Seller intends to enter into an Asset Purchase Agreement (the "Whitehead Purchase Agreement") with the Whitehead Companies as soon as possible after the date hereof pursuant to which the Whitehead Companies will sell to Seller substantially all of the assets of the Station.

         C. Immediately following and subject to the closing of the transactions contemplated by the Whitehead Purchase Agreement (the "Whitehead Closing") and subject to the conditions set forth in Section 7 hereof, Seller will sell, and Buyer will buy, all of the assets (other than the Excluded Assets) that are owned, leased or licensed by Seller (the "Paxson Assets") and the Whitehead Companies which are acquired by Seller pursuant to the Whitehead Purchase Agreement (the "Whitehead Assets") and which are used or useful in the business and operations of the Station, for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1.       DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section, it being understood, however, that the definitions set forth below give effect where appropriate as of the date hereof and as of the Closing Date to the consummation of the Whitehead Closing so as to include within their scope, the Paxson Assets and the Whitehead Assets.

         "Accounts Receivable" means the rights of Seller as of the Closing Date to payment for the sale of advertising time and other goods and services by Seller with respect to the Station which have accrued prior to the Closing Date.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1 and 2.2.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7,
(ii) all Contracts entered into by Seller in the ordinary course of business after the date hereof which comply with the provisions of Section 5.3 hereof; and (iii) any other Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer in accordance herewith or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of the Station, and (i) which are in effect on the date of this Agreement or
(ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

         "Credit Agreement" means the Credit Agreement dated as of December 29, 1995 among the Whitehead Companies and their affiliates, as Borrowers, the lenders party thereto, as Lenders, CIBC Inc., as Documentation Agent, and Banque Paribas, as Administrative

Agent, as amended by First Amendment to Credit Agreement, dated as of December 31, 1996, among the Whitehead Companies and their affiliates, the Lenders and Banque Paribas, as Agent, as further amended, supplemented or otherwise modified from time to time.

         "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all obligations of such Person as lessee under capitalized leases, (c) all Debt of others referred to in clauses (a) and (b) above or clause (d) below guaranteed directly or indirectly in any manner by such Person and (d) all Debt referred to in clauses (a) and (b) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the business or operations of the Station.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and which are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local government authorities to Seller in connection with the conduct of the business or operations of the

Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Paxson Credit Agreement" means the Amended and Restated Credit Agreement dated as of November 19, 1996 by and among Paxson Communications Corporation, the lenders parties thereto and Union Bank of California, N.A., as agent.

         "Permitted Liens" means liens for taxes not yet due and payable and easements and other restrictions on real estate existing as of the date hereof which do not individually or in the aggregate materially affect the value or use or transferability of such real estate.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, or any governmental entity.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned, leased or licensed by Seller which are used or useful in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding any Excluded Assets.

         "Tangible Personal Property" means all machinery, equipment, tools, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is owned, leased or licensed by Seller and which is used or useful in the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding any Tangible Personal Property consumed in the ordinary course of business between the date hereof and the Closing Date and any Excluded Assets.

SECTION 2.       PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, assign and deliver to Buyer on the Closing Date, and Buyer agrees to purchase and accept, all of the Assets and property interests owned, leased or licensed by Seller or in which Seller has a property interest which are used or useful in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for Permitted Liens), including, without limitation, the following:

                          (a)     The Tangible Personal Property;

                          (b)     The Real Property;

                          (c)     The Licenses;

                          (d)     The Assumed Contracts;

                          (e)     The Intangibles, including the goodwill of
the Station, if any;

                          (f)     All proprietary information, technical
information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Station, which belong to Seller and are within its possession and control;

                          (g)     All choses in action of Seller relating to
the Station that are assignable to Buyer; and

                          (h)     All records required by the FCC to be kept by
the Station and copies of all other books and records of Seller which relate to the business or operations of the Station (exclusive of corporate, financial and accounting records), including executed copies of the Assumed Contracts.

         2.2 Excluded Assets. The Assets shall exclude the following assets (the "Excluded Assets").

                          (a)     Seller's cash on hand as of the Closing and
all other cash in any of Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar securities or other investments;

                          (b)     All corporate and accounting records of
Seller and copies of all other books and records relating to the business and operations of the Station;

                          (c)     All equipment and studio space listed on
Schedule 2.2 hereto and any other property listed on Schedule 2.2 hereto; and

                          (d)     All Accounts Receivable.

         2.3     Purchase Price.

                          (a)      The Purchase Price; Payoff Amount.  The
purchase price for the Assets shall be paid in cash at the Closing and shall be equal to $34,250,000 adjusted as provided in Section 2.3(b) (as adjusted, the "Purchase Price"). At Closing, the parties hereto shall cause the Deposit (as defined below), including any interest earned thereon, to be paid to Seller and such Deposit and interest to the extent paid to Seller shall be applied as a credit in favor of Buyer against the Purchase Price.

         The Purchase Price for the Assets shall be allocated among the Assets in accordance with an appraisal to be performed by Bond & Pecaro which allocation shall be used by the parties hereto in connection with the preparation and filing of the Internal Revenue Service Form 8594 to be filed by the parties hereto as required by Section 1060 of the Internal Revenue Code of 1986, as amended. Each party hereto shall not take a position on any tax return or before any tax authority that is in any way inconsistent with the allocation on such Form 8594. Buyer shall pay for the cost of the appraisal of the Station.

                          (b)     Prorations.  The Purchase Price shall be
increased or decreased as required to effectuate the proration of expenses of the Station as of 11:59 p.m. local time, on the day prior to the Closing Date. All expenses arising from the operation of the Station, including business and license fees, utility charges, real and personal property taxes and assessments incurred against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement which shall be governed by Section 11.1 hereof), prepaid time sales agreements and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs and liabilities allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.4.

                          (c)     Manner of Determining Adjustments.  Any
adjustments will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety (90) days after the Closing Date or such other date as the parties shall mutually agree upon.

         2.4 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of the Seller (i) under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date and (ii) for the expenses of the Station relating to the period prior to the Closing to the extent Buyer receives a credit in its favor with respect thereto under Section 2.3(b). Buyer shall not assume any other obligations or liabilities of Seller, including, without limitation,
(i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Station prior to the Closing, (iv) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business except to the extent such Contract is included among the Assumed Contracts, (v) any obligation to any employee of the Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date relating to any employee of Seller who is not employed or offered employment by Buyer within the 90-day adjustment period, or (vi) except as otherwise assumed pursuant to the terms of this Agreement, any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF SELLER

         Notwithstanding the fact that the Whitehead Closing has not occurred, Seller represents and warrants to Buyer as set forth below as if the Whitehead Closing had occurred as of the date hereof:

         3.1 Organization, Standing and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business operations of the Station as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is not a participant of any joint venture or partnership with any person or entity with respect to any part of the operations of the Station or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary corporate actions on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery and performance by Seller of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party which is a party to any agreement with Seller; (ii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality in a proceeding involving Seller, the Station or the Assets;
(iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller is a party or by which Seller, the Station or the Assets may be bound; (iv) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets; and (v) will not conflict with any provision of Seller's Certificate of Incorporation or By-laws.

         3.4     Governmental Licenses.  Except as set forth on Schedule 3.4,
(i) Schedule 3.4 includes a true and complete list of the Licenses and lists pending applications affecting the Licenses; (ii) Seller has delivered to Buyer true and complete copies of the Licenses listed on such Schedule (including any amendment and other modifications thereto), (iii) the material Licenses listed on such Schedule have been validly issued, and Seller is the authorized legal holder thereof, (iv) the Licenses listed on Schedule 3.4 comprise all of the material licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are now conducted, (v) none of the material Licenses listed on such Schedule is subject to any restriction or condition that would limit the full operation of the Station as now operated, (vi) the material Licenses listed on such Schedule are in full force and effect, and the conduct of the business and operations of the Station is in material accordance therewith, and (vii) Seller has no reason to believe that any of the material Licenses listed on such Schedule would not be renewed by the FCC or other granting authority in the ordinary course.

         3.5 Assets; Title to and Condition of Real Property. The Assets and the Excluded Assets constitute all of the assets, whether tangible or intangible, necessary for the continued operation of the Station as currently conducted and upon transfer to Buyer pursuant to the terms hereof, Buyer will acquire the Assets free and clear of all liens, claims or encumbrances whatsoever other than Permitted Liens.

         Schedule 3.5 contains a complete and accurate description of all the Real Property and Seller's interests therein (including legal description, owner, and use). The Real Property listed on Schedule 3.5 and any real property interests included among the Excluded Assets comprise all real property interests necessary to conduct the business and operations of the Station as now conducted. Seller has good, marketable and insurable fee simple or leasehold interests in all the Real Property subject to Permitted Liens and any liens granted pursuant to the Credit Agreement and the Paxson Credit Agreement. Except as set forth in Schedule 3.5, there are no parties in possession of any portion of the Real Property other than Seller, whether as lessees or tenants at will. There are no material structural, electrical, mechanical, plumbing, air conditioning, heating or other material defects in the buildings located on the Real Property and the roofs of said buildings are free from leaks and in good condition, normal wear and tear excepted. Seller has full legal and practical access to the Real Property.
All easements, rights-of-way, and real property licenses relating to the Real Property have been properly recorded in the appropriate public recording offices. Seller will cooperate with Buyer and provide such assistance as Buyer may reasonably request in connection with Buyer's efforts to obtain on or before Closing, at Buyer's election and expense, a policy of title insurance and a current survey with respect to the Real Property, including, without limitation, using its best efforts to cause all lease agreements relating to the Real Property to be recorded in the appropriate public recording offices.

         3.6     Title to and Condition of Tangible Personal Property.
Schedule 3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 and the Excluded Assets comprise all material items of tangible personal property necessary to conduct the business and operations of the Station as now conducted exclusive of motor vehicles. Except as described in Schedule 3.6, Seller owns and has good and marketable title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except Permitted Liens and any liens granted pursuant to the Credit Agreement and the Paxson Credit Agreement. To the best of Seller's knowledge, Schedule
3.6 lists all of the financing statements filed against Seller and the Whitehead Companies under the Credit Agreement and the Paxson Credit Agreement.

         3.7 Contracts. Schedule 3.7 is a true and complete list of all Assumed Contracts except contracts with advertisers for the sale of advertising time on the Station for cash at prevailing rates and which may be canceled by the Station without penalty on not more than ninety days' notice. Seller has delivered to Buyer true and complete copies of all written Assumed Contracts, true and complete memoranda of all oral Assumed Contracts (including any amendments and other modifications to such Assumed Contracts), and a schedule summarizing in reasonable detail Seller's obligations under trade and barter agreements relating to the Station. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms and there is not, to the best of Seller's knowledge, under any Assumed Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Except for the need to obtain the Consents listed in Schedule 3.3, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8 Consents. Except for the FCC Consent provided in Section 6.1, the other Consents described in Schedule 3.3 and the notification requirements of the HSR Act, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Station in essentially the same manner as such business and operations are now conducted.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and as of the date hereof, uncontested. Seller has delivered to Buyer copies of all documents establishing or evidencing all intangibles.

         3.10 Insurance. Schedule 3.10 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the business of the Station. All policies of insurance listed in Schedule 3.10 are in full force and effect.

         3.11 Reports. Except as set forth in Schedule 3.4, all material returns, reports, and statements that the Station is currently required to file with the FCC or place in its Public File or file with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and the Station have been complied with in all material respects and all of such returns, reports, and statements are substantially complete and correct as filed.

         3.12    Personnel.

                 (a) Employees and Compensation. Schedule 3.12 contains a true and complete list of all employees of the Station, their job description, date of hire, salary and amount and date of last salary increase. Schedule
3.12 also contains a true and complete list as of the date of this Agreement of all employee benefit plans or arrangements applicable to the employees of the Station and all fixed or contingent liabilities or obligations of Seller with respect to any person now or formerly employed by Seller at the Station, including pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements, and vacation, sick leave, disability and termination arrangements or policies, including workers' compensation policies, and a description of all fixed or contingent liabilities or obligations of Seller with respect to any person now or formerly employed at the Station or any person now or formerly retained as an independent contractor at the Station.

                 (b) Labor Relations. Seller is not a party to or subject to any collective bargaining agreements with respect to the Station. Seller has no written or oral contracts of employment with any employee of the Station, other than those listed in Schedule 3.7.

                 (c) Liabilities. Seller has no liability of any kind to or in respect of any employee benefit plan, including withdrawal liability under Section 4201 of ERISA. Seller has not incurred any accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Internal Revenue Code. Seller has not failed to make any required contributions to any employee benefit plan. The Pension Benefit Guaranty Corporation has not asserted that Seller has incurred any liability in connection with any such plan. No lien has been attached and no person has threatened to attach a lien on any property of Seller as a result of a failure to comply with ERISA.

         3.13 Taxes. Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and it has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

         3.14 Claims and Legal Actions. Except for any FCC rulemaking proceedings generally affecting the broadcasting industry, and except as set forth on Schedules 3.4 and 3.14, there is no claim, legal action, counterclaim, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller with respect to its ownership or operation of the Station or otherwise relating to the Assets or the business or operations of the Station, nor does Seller know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, and except as forth on Schedules 3.4 and 3.14, there are no applications, complaints or proceedings pending or, to the best of its knowledge, threatened (i) before the FCC relating to the business or operations of the Station other than rule making proceedings which affect the television industry generally, (ii) before any federal or state agency relating to the business or operations of the Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or
(iii) before any federal, state, or local agency relating to the business or operations of the Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.15    Environmental Matters.

                 (a) Except as set forth in Schedule 3.15, Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and as of the date hereof, no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller in connection with its ownership of the Assets or its ownership or operation of the Station alleging any failure to comply with any such law, rule, or regulation.

                 (b) To the best of Seller's knowledge, except as set forth in Schedule 3.15, Seller has no liability relating to its ownership of the Assets or its ownership and operation of the Station (and there is no basis related to the past or present operations, properties, or facilities of Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                 (c) To the best of Seller's knowledge, except as set forth in Schedule 3.15, Seller has no liability relating to its ownership of the Assets or its ownership and operation of the Station (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                 (d) To the best of Seller's knowledge, except as set forth in Schedule 3.15, Seller has no liability relating to its ownership of the Assets or its ownership and operation of the Station (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                 (e) Except as set forth in Schedule 3.15, in connection with its ownership of the Assets or its ownership or operation of the Station, Seller has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (f) To the best of Seller's knowledge, all properties and equipment used in the business of the Station are and have been free of asbestos and asbestos-related products, PCB's, dioxins, and Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act).

                 (g) To the best of Seller's knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in connection with its ownership and operation of the Station or, to the best of Seller's knowledge, after due investigation, by any other party on any Real Property.

         3.16 Compliance with Laws. Except as set forth on Schedule 3.4, Seller has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Station. Neither the ownership or use of the properties of the Station nor the conduct of the business or operations of the Station conflicts in any material respects with the rights of any other person or entity.

         3.17 Full Disclosure. The representations and warranties of Seller contained in this Agreement and in the schedules hereto do not contain when taken as a whole any untrue statement of a material fact or omit to state when taken as a whole a material fact necessary to make the statements made therein not misleading in light of the circumstances when made and as of the time given; provided, that this representation shall not cover any representations in Section 3.18 which shall be given only in accordance with the terms thereof.

         3.18 Financial Statements. The unaudited balance sheet of Seller together with the fixed asset list of the Whitehead Companies each as at December 31, 1996, and the related unaudited statement of income including operating cash flow of the Station for the fiscal year then ended, copies of which have been furnished to Buyer, fairly present (subject only to normal year-end audit adjustments in the ordinary course and the absence of notes) the financial condition of the Station as at such date and the results of the operations of the Station for the period ended on such date, all in accordance with generally accepted accounting principles, and since December 31, 1996, there has been no material adverse change in the Tangible Personal Property or the FCC Licenses.

SECTION 4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party which is party to any agreement with Buyer; (ii) will not conflict with the Certificate of Incorporation or Bylaws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire the Assets or operate the Station.

         4.4 Buyer Qualifications. Except solely as a result of the overlap of the Grade A and Grade B Contours of the Station with the Grade A and Grade B Contours of television station WBFS (the "Overlap"), Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC. Based solely on facts known to Buyer as of the date hereof, except for the Overlap, Buyer knows of no fact that would, under existing law and the existing rules, regulations, policies and procedures of the FCC disqualify Buyer as assignee of the FCC Licenses or as the owner and operator of the Station.

SECTION 5.       OPERATIONS OF THE STATION PRIOR TO CLOSING

         5.1     Generally.

                 (a) Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Station in accordance with the Time Brokerage Agreement (the "Time Brokerage Agreement") dated as of September 22, 1994 by and between Whitehead Media, Inc. and Seller (by assignment from Paxson Communications Corp.), as amended by amendments dated as of April 19, 1995 and December 29, 1995 and as assigned to Whitehead-Florida as of December 31, 1996, in the ordinary course of business in accordance with its past practices (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

                 (b) Without the prior written consent of Buyer, Seller shall not cancel or terminate the Whitehead Purchase Agreement or consent to or accept any cancellation or termination thereof, amend or otherwise modify the Whitehead Purchase Agreement or give any consent, waiver or approval thereunder, waive any default under or any breach of the Whitehead Purchase Agreement, agree in any manner to any other amendment, modification or change of any term or condition of the Whitehead Purchase Agreement or take any other action in connection with the Whitehead Purchase Agreement that would in the case of any of the foregoing, impair, in any material respect, the value of the Assets or the benefit to be received by Buyer under the transactions hereunder as if the Whitehead Closing had occurred on the date hereof. Both prior to and subsequent to the Whitehead Closing, Seller shall at its discretion either strictly enforce each of the covenants, agreements, and other obligations of the Whitehead Companies under the Whitehead Purchase Agreement or take such actions that would cause Buyer to receive the benefits that it would have received had Seller enforced each of the covenants, agreements and obligations
under the Whitehead Purchase Agreement.   In the event of any default or any
breach by any Whitehead Company of any of its pre-closing covenants, agreements or other obligations under the Whitehead Purchase Agreement, then Seller shall be liable to Buyer under this Agreement as if Seller was the party in such default or breach; provided, however, that Seller shall not be liable to Buyer under this Agreement if Seller takes such action required to put Buyer in the same position as if there had been no breach or default of the Whitehead Purchase Agreement.

         5.2 Contracts. Seller will not enter into any contract or commitment which is not terminable without penalty on 30-days notice relating to the Station or the Assets, or amend or terminate any Assumed Contract except pursuant to the expiration provisions thereof in the ordinary course (or waive any material right thereunder), or incur any obligation

(including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing, except for cash time sales agreements made in the ordinary course of business and other contracts or commitments involving less than $5,000 individually and $25,000 in the aggregate. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.3 Disposition of Assets. Seller shall not sell, assign, lease, distribute, dividend or otherwise transfer or dispose of any of the Paxson Assets and following the Whitehead Closing, the Whitehead Assets, except in connection with the acquisition of replacement property of equivalent kind and value.

         5.4 Encumbrances. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Paxson Assets and following the Whitehead Closing, the Whitehead Assets, except for (i) liens which shall be removed prior to the Closing Date and (ii) Permitted Liens.

         5.5 Licenses. Seller shall not cause or permit following the Whitehead Closing, by any act or failure to act, any of the Licenses issued by the FCC to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station.

         5.6 Rights. Seller shall not (a)(i) cancel or terminate any Assumed Contract or consent to or accept any cancellation or termination thereof except pursuant to the termination provision thereof in the ordinary course, (ii) amend, modify or change in any manner any term or condition of any Assumed Contract or give any material consent, waiver or approval thereunder or
(iii) waive any default under or any breach of any term or condition of any Assumed Contract or (b) take any other action in connection with any Assumed Contract that would impair in any material respects the value of the interest or rights of Seller thereunder or that would impair in any material respects the rights or interests of Buyer. This covenant shall only apply following the Whitehead Closing to the Assumed Contracts included among the Whitehead Assets.

         5.7 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access during normal business hours to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Station for the purpose of audit and inspection and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Station that Buyer may reasonably request (including any operations reports produced with respect to the affairs and business of the Station).

         5.8 Insurance. Seller shall maintain substantially the same insurance coverage provided by the existing insurance policies on the Paxson Assets and following the Whitehead Closing, the Whitehead Assets.

         5.9 Consents. Seller shall use its commercially reasonable efforts to obtain the Consents, without any material change in the terms or conditions of any Assumed Contract or License as in effect on the date of this Agreement. Seller shall advise Buyer of any communications it receives concerning the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Seller shall cooperate with Buyer and use its best efforts to obtain from the lessors under each Real Property lease such estoppel certificates and consents to the assignment of the lessee's interest under each such lease as Buyer's lenders may request. If Seller is unable to obtain any Consent to the assignment of a Contract or License, Seller will use its commercially reasonable efforts to provide Buyer with rights and benefits of the affected Contract or License.

         5.10 Books and Records. Seller shall maintain its books and records relating to the Station in accordance with past practices.

         5.11 Notification. Seller shall promptly notify Buyer in writing of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement.

         5.12 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to its operation of the Station under the Time Brokerage Agreement.

         5.13 Debt. Seller shall not create, incur, assume or suffer to exist any Debt other than Debt outstanding under the Paxson Credit Agreement and unsecured Debt aggregating not more than $100,000 at any one time outstanding.


SECTION 6.       SPECIAL COVENANTS AND AGREEMENTS

         6.1     FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within ten (10) days of written notice by Seller to Buyer of the execution of the Whitehead Purchase Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their reasonable commercial efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) (i) compliance with the condition would have a material adverse effect upon it or (ii) compliance would require divestiture of any other assets.
Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent, provided, however, that the parties shall continue to have all rights available to them pursuant to Section 9 hereof. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

         6.2 HSR Act. If required by applicable law, each party hereto agrees to cooperate and make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 20 days after the execution of the Whitehead Purchase Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act after appropriate negotiation with the Department of Justice or the Federal Trade Commission of the scope of such request. Any filing fees incurred in connection with the HSR filings of Seller and Buyer shall be borne equally by Seller and Buyer; provided, that under no circumstances shall Seller be required to pay for half of more than one HSR filing fee as a result of an assignment by Buyer to a permitted assignee hereunder.

         6.3 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station programs, employees, and policies, shall be the sole responsibility of Whitehead-Florida until the Closing.

         6.4 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

         6.5 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their reasonable commercial efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, neither Buyer nor Seller shall have any obligation (i) to expend funds to obtain any of the Consents, (ii) to agree to any material adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto or (iii) to divest itself of any assets; provided, however, that Seller shall be required to expend funds, if necessary, to cure any defaults in order to obtain Consents and either party shall be required to expend funds in respect of normal and usual filing fees and the fees of professional advisors.

         6.6 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of four (4) years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of four (4) years from the Closing Date any books and records relating to the Assets that are included in the Assets.

         6.7 Broker. Except for Alex Brown & Sons, Incorporated whose fees and expenses are payable by Seller, each of Buyer and Seller represents and warrants that neither it nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         6.8 Confidentiality. Each of Buyer and Seller agrees to use its commercially reasonable efforts to keep confidential (except for disclosure requirements of federal or state securities laws and securities markets along with such disclosure to attorneys, bankers, underwriters, investors and other Persons as may be appropriate in the furtherance of the transactions contemplated hereby) all information of a material, non-public nature (collectively, the "Confidential Information") obtained by such party from the other party hereto in connection with the transactions contemplated hereby, and in the event that such transactions are not consummated, each party hereto will return to the other party hereto, or destroy, all documents and other materials obtained from the other party in connection herewith. The term "Confidential Information" shall be deemed not to include information which (i) is or becomes generally available to the public or the television industry other than as a result of a disclosure, in violation of this Agreement, by either party hereto or its directors, officers, employees, agents and representatives or any other person who directly or indirectly receives such information from such party,
(ii) becomes available to either party hereto on a non-confidential basis from a source which, to such party's knowledge, is entitled to disclose it to such party, (iii) was known to either party hereto prior to its disclosure to such party by the other party hereto, or (iv) is developed by either party without the benefit of Confidential Information.

         6.9 WTVX Broadcast Services. Seller agrees to keep in full force and effect the letter agreement dated as of November 18, 1996 between Seller and Paxson Communications of West Palm Beach-25, Inc. relating to WTVX Broadcast Services and at Closing, such agreement shall be assigned by Seller to Buyer as an Assumed Contract.

SECTION 7.       CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment or waiver by Buyer prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement (i) that are qualified as to materiality, shall be true and correct and (ii) that are not qualified as to materiality, shall be true and correct in all material respects, in each case as though made on and as of the Closing Date except to the extent made expressly as of a specified date.

                 (b) Covenants and Conditions. All of the obligations, covenants and agreements of Seller set forth in this Agreement to be performed or complied with on or prior to the Closing Date (i) that are qualified as to materiality, shall have been performed or complied with and (ii) that are not qualified as to materiality, shall have been performed or complied within in all material respects, in each case on or prior to the Closing Date.

                 (c) Consents. All Consents indicated as Material Consents on Schedule 3.3 shall have been obtained and delivered to Buyer without any material adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any material conditions that need not be complied with by Buyer under Section 6.1 hereof and Seller shall have complied with any conditions imposed on it by the FCC Consent.

                 (e) Governmental Authorizations. Seller shall be the holder of all material Licenses and there shall not have been any modification of any License that could have a material adverse effect on the Station or the conduct of its business and operations. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any material License.

                 (f) No Order. There shall be no order, writ, judgment, injunction, decree, or award (an "Order") entered or issued by any United States federal, state or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, in existence which restrains or is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement, except to the extent such Order was caused by or resulted from any action or omission of Buyer, Buyer consented to the entering into or the issuing of such Order or such Order constitutes a breach of a representation or warranty made by Buyer in this Agreement.

                 (g) HSR Act. Any waiting period (any extension thereof) under the HSR Act, if any, applicable to the sale and purchase of the Assets contemplated hereby shall have expired or shall have been terminated.

                 (h) Deliveries. Seller shall have made all the deliveries to Buyer set forth in Section 8.2.

                 (i) Whitehead Closing. The Whitehead Closing shall have occurred.

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement (i) that are qualified as to materiality, shall be true and correct and (ii) that are not qualified as to materiality, shall be true and correct in all material respects, in each case as though made on and as of the Closing Date except to the extent made expressly as of a specified date.

                 (b)      Covenants and Conditions.   All of the obligations,
covenants and agreements of Buyer set forth in this Agreement to be performed or complied with on or prior to the Closing Date (i) that are qualified as to materiality, shall have been performed or complied with and (ii) that are not qualified as to materiality, shall have been performed or complied with in all material respects in each case on or prior to the Closing Date.

                 (c) Deliveries. Buyer shall have made all the deliveries set forth in Section 8.3.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any material conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

                 (e) No Order. There shall be no Order entered or issued by any United States federal, state or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body in existence which restrains or is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement, except to the extent such Order was caused by or resulted from any action or omission of Seller, Seller consented to the entering into or the issuing of such Order or such Order constitutes a breach of a representation or warranty made by Seller in this Agreement.

                 (f) HSR Act. Any waiting period (and any extension thereof) under the HSR Act, if any, applicable to the sale and purchase of the Assets contemplated hereby shall have expired or shall have been terminated.

                 (g) Whitehead Closing. The Whitehead Closing shall have occurred.

SECTION 8.       CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. Subject to the satisfaction or waiver of all conditions to the obligations of the parties set forth in Section 7, the Closing shall take place at 10:00 a.m. on a date to be agreed upon by Buyer and Seller, that is (1) not earlier than the fifth business day after the FCC Consent is granted, and (2) not later than ten business days following the date upon which the FCC Consent has become a Final Order. If Buyer and Seller fail to agree upon the date for Closing pursuant to the preceding sentence prior to the fifth business day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent becomes a Final Order.

                 (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Ave., N.W., Suite 800, Washington, D.C. 20036, or such other place that is agreed upon by Buyer and Seller.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Subject to the provisions of this Agreement, duly executed bills of sale, assignments, limited warranty deeds and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all mortgages, liens, restrictions, encumbrances, claims, and obligations except for Permitted Liens.

                 (b)      Intentionally Omitted.

                 (c) Consents. An executed copy of any instrument evidencing receipt of any Material Consent and to the extent available after the use of commercially reasonable efforts by Seller, any other Consents.

                 (d)      Certificates.

                          (i) A certificate, dated as of the Closing Date,
executed by Seller certifying that:

                                  (A)      the representations and warranties
of Seller set forth in this Agreement (1) that are qualified as to materiality, are true and correct and (2) that are not qualified as to materiality, are true and correct in all material respects, in each case as though made on and as of the Closing Date except to the extent made expressly as of a specified date; and

                                  (B)      the obligations, covenants and
agreements of Seller set forth in this Agreement to be performed or complied with on or prior to the Closing Date (1) that are qualified as to materiality, have been performed or complied with and (2) that are not qualified as to materiality, have been performed or complied with in all material respects, in each case on or prior to the Closing Date.

                          (ii)    such additional certificates and
confirmations to Buyer's lenders as Buyer may reasonably request.

                 (d) Licenses, Contracts, Business Records, Etc. Copies of all Licenses and Assumed Contracts.

                 (e) Opinions of Counsel. Opinions of Seller's counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(f) hereto.

                 (f) Evidence of Debt Repayment. Copies of any and all deeds of release, pay-off letters, Uniform Commercial Code Form UCC-3 termination statements and similar documents and instruments reasonably requested by Buyer in order to evidence the release of any and all liens, security interests and encumbrances on the Assets, including, without limitation, in favor of the lenders under the Credit Agreement securing the Whitehead Companies' obligations under the Credit Agreement; provided that the effectiveness of such releases and termination statements may be conditioned upon receipt of the payoff amounts by such lenders.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel.

                 (a)      Purchase Price.  The Purchase Price as provided in
Section 2.3.

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts arising on or after the Closing Date to the extent required hereunder.

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed by Buyer certifying that:

                          (i)     the representations and warranties of Buyer
set forth in this Agreement (A) that are qualified as to materiality, are true and correct and (B) that are not qualified as to materiality, are true and correct in all material respects, in each case as though made on and as of the Closing Date except to the extent made expressly as of a specified date; and

                          (ii)    the obligations, covenants and agreements of
Buyer set forth in this Agreement to be performed or complied with on or prior to the Closing Date (A) that are qualified as to materiality, have been performed or complied with and (B) that are not qualified as to materiality, have been performed or complied with in all material respects, in each case on or prior to the Closing Date.

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto.

SECTION 9.       TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Assets abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Mutual Consent. Upon the mutual written consent of Seller and Buyer.

                 (b) Upset Date. If the Closing shall not have occurred prior to February 1, 1998.

                 (c) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree or order, not caused by Seller, that would prevent or make unlawful the Closing.

                 (d) Conditions. If, on the date that would otherwise be the Closing Date, any of the conditions precedent to the obligations of Seller set forth in this Agreement have not be satisfied or waived in writing by Seller.

                 (e) Breach. Without limiting Seller's rights under the other provisions of this Section 9.1, if Buyer has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within fifteen days after Buyer received written notice of such breach from Seller.

                 (f)      Assignment       If, on or before the deadline
specified in Section 6.1 for filing the application for FCC Consent, Buyer has not assigned its rights and interests hereunder to a Buyer Assignee (as defined in Section 11.3), the Buyer Assignee has not assumed Buyer's obligations hereunder or Seller has not received the application for FCC Consent completed and executed by the Buyer Assignee.

                 (g)      Assignee Representations.         If the
representations in Section 4.4 as they apply to the Buyer Assignee (it being understood that the Overlap exceptions set forth in Section 4.4 shall not apply to the Buyer Assignee) are materially inaccurate and, as a result of such inaccuracy, the grant of the FCC Consent would reasonably be expected to be materially delayed.

                 (h) Termination of Whitehead Purchase Agreement. Upon termination of the Whitehead Purchase Agreement for any reason.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                 (a) Mutual Consent. Upon the mutual written consent of Buyer and Seller.

                 (b) Upset Date. If the Closing shall not have occurred prior to February 1, 1998.

                 (c) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree or order, not caused by Buyer, that would prevent or make unlawful the Closing.

                 (d) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                 (e) Breach. Without limiting Buyer's rights under the other provisions of this Section 9.2, if Seller fails to cure any material breach of any of its representations, warranties or covenants under this Agreement within fifteen days after Seller received written notice of such breach from Buyer.

                 (f) Whitehead Purchase Agreement. Upon ten days' written notice to Seller, if Seller and the Whitehead Companies shall not have entered into the Whitehead Purchase Agreement on or before the date that is 60 days following the date hereof.

                 (g) Termination of Whitehead Purchase Agreement. Upon termination of the Whitehead Purchase Agreement for any reason.

         9.3 Rights on Termination. In the event of the termination of this Agreement as provided in Section 9.1 or 9.2, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 10, (b) nothing herein shall relieve either party from liability for any breach hereof or failure to perform hereunder and (c) as set forth in Section 9.4.

         9.4 Escrow Deposit. Buyer has deposited with First Union National Bank of Florida (the "Escrow Agent") the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Deposit") in accordance with an Escrow Agreement among Buyer, Seller and the Escrow Agent (the "Escrow Agreement"). The Deposit, together with any interest on or other proceeds from the investment thereof, shall be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement and the following provisions:

                 (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest on or other proceeds from the investment of the Deposit, shall be disbursed to or at the direction of Buyer;

                 (b)      If this Agreement is terminated pursuant to Section
9.1 (other than pursuant to Section 9.1(e), (f) or (g)) or 9.2 and Buyer is not in material breach of this Agreement, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest on or other proceeds from the investment of the Deposit, shall be disbursed to or at the direction of Buyer; and

                 (c)      If this Agreement is terminated by Seller pursuant to
Section 9.1(e), (f) or (g), then the Deposit shall be disbursed by the Escrow Agent to or at the direction of Seller as liquidated damages and any interest on or other proceeds from the investment of the Deposit shall be disbursed by the Escrow Agent to or at the direction of Buyer. If this Agreement is terminated by Seller as provided in the preceding sentence, the payment to Seller of the Deposit shall constitute full payment and the exclusive remedy for any damages suffered by Seller. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of the Deposit is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement or the circumstances described in Section 9.1(f) and (g).

SECTION 10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Survival. The representations, warranties, covenants and agreements of Seller and Buyer contained in or made pursuant to this Agreement or in any certificate, document or instrument furnished pursuant hereto or in connection herewith shall survive in full force and effect until the first anniversary of the Closing Date regardless of any investigation by the parties; except that any covenant required to be performed by its terms after the Closing Date shall survive for the period required to perform such covenant pursuant to the terms of this Agreement.

         10.2 Indemnification by Seller. Subject to Section 10.1, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or omission or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, schedule, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Seller or the Whitehead Companies not assumed by Buyer pursuant to this Agreement, including, without limitation, any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any and all losses, liabilities, or damages contingent or otherwise resulting from the operation or ownership of the Station by Seller or the Whitehead Companies prior to the Closing Date, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior to the Closing Date.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Subject to Section 10.1, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or omission or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, Schedule, document, or instrument delivered to Seller under this Agreement.

                 (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages contingent or otherwise, resulting from the operation of the Station on and after the Closing.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant as soon as practicable after written notice of such action, suit, or proceeding was given to Claimant; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this
Section 10 except to the extent the Indemnifying Party is materially prejudiced by such failure.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty- day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party subject to reimbursement for reasonable actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

                 (f) Notwithstanding anything in this Agreement to the contrary, neither party shall indemnify or otherwise be liable to the other party for any breach of a representation or warranty, or for breach of any covenant in this Agreement except to the extent the losses, obligations, liabilities, costs and expenses of such party arising therefrom exceed in the aggregate Ten Thousand Dollars ($10,000). The provisions of the foregoing sentence shall not apply to liabilities assumed by either party pursuant to the adjustments and prorations set forth in Section 2.3.

         10.5 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, as its sole and exclusive remedy, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11.  MISCELLANEOUS

         11.1 Fees and Expenses. Buyer and Seller shall each pay one-half of any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement and of the fee payable to the FCC in connection with the filing of the application for the FCC Consent. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

         To Seller:               Paxson Communications of Ft. Pierce-34, Inc.
                                  601 Clearwater Park Road
                                  West Palm Beach, Florida 33401
                                  Attention: Mr. Lowell W. Paxson, Chairman
                                  Telecopy:        561-655-9424
                                  Telephone:       561-659-4122

         with copies to:          Paxson Communications of Ft. Pierce-34, Inc.
                                  601 Clearwater Park Road
                                  West Palm Beach, Florida 33401
                                  Attention: Anthony L. Morrison, Esq.
                                  Telecopy:        561-655-9424
                                  Telephone:       561-659-4122

         and                      John R. Feore, Jr., Esq.
                                  Dow, Lohnes & Albertson, PLLC
                                  1200 New Hampshire Ave., N.W.
                                  Suite 800
                                  Washington, D.C.  20036
                                  Telephone:       202-776-2786
                                  Telecopy:        202-776-2222

         To Buyer:                Anthony Cassara, President
                                  Paramount Stations Group, Inc.
                                  5555 Melrose Avenue
                                  Hollywood, CA 90038
                                  Telephone:       (213) 956-8101
                                  Facsimile:       (213) 862-1061
         with a copy to:          General Counsel
                                  Viacom International Inc.
                                  1515 Broadway
                                  New York, New York 10036
                                  Telephone: (212) 258-6450
                                  Facsimile: (212) 258-6099

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

         11.3    Benefit and Binding Effect.

                 (a) This Agreement shall not be assigned by operation or law or otherwise, except that Buyer may assign all or any of its rights and obligations hereunder to any Person; provided, however, that (i) Buyer shall remain liable hereunder and Seller shall have the same rights hereunder against Buyer as if such assignment had not occurred and (ii) upon any breach or default of the terms of this Agreement by such Person, Seller shall have the right at its option to bring an action directly against Buyer irrespective of whether any action has been brought against such Person. Nothing contained in the foregoing proviso shall limit Seller's rights against any Person to whom Buyer has assigned any of its obligations hereunder. From and after the effectiveness of any assignment by Buyer permitted under this Section 11.3, (A) such assignee shall become a "Buyer Assignee" hereunder and (B) any reference to "Buyer" in this Agreement shall be deemed to be a reference to such Buyer Assignee. Upon an assignment by Buyer to a Buyer Assignee of its rights and interests hereunder in accordance with this Section 11.3, such Buyer Assignee shall be deemed to have made to Seller, effective as of the date of such assignment, each of the representations and warranties of Buyer set forth in
Section 4, provided, however, that the Overlap exceptions set forth in Section
4.4 shall not apply to the Buyer Assignee.

                 (b) If (i) Buyer shall make payment to Seller of all or any part of the obligations of the Buyer Assignee under this Agreement and (ii) all of such obligations of such Buyer Assignee shall be paid in full in cash, Seller shall, at the Buyer's request and expense, execute and deliver to the Buyer appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Buyer of an interest in the obligations of such Buyer Assignee under this Agreement resulting from such payment by the Buyer.

         11.4 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement or that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF). ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN A FLORIDA STATE COURT OR A FEDERAL COURT SITTING IN THE COUNTY OF PALM BEACH, FLORIDA, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.

         11.6 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.7 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.8 Entire Agreement. This Agreement and the schedules hereto and thereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof and thereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.9 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.9.

         11.10 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         11.11 Press Releases. Seller and Buyer shall jointly prepare and determine the timing of, any press release, or other announcement to the public or the news media relating to the execution of this Agreement. Neither party hereto will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other party hereto, except that either party may make any disclosure required to be made by it under applicable law (including federal or state securities laws and securities exchange regulations) if it determines in good faith that it is appropriate to do so and gives prior notice to the other party hereto.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.


                                        PARAMOUNT STATIONS GROUP, INC.



                                        By: /s/  Tony Cassara
                                           ----------------------------------
                                        Name:   Tony Cassara
                                        Title:  President



                                        PAXSON COMMUNICATIONS OF FT. PIERCE-34,
                                        INC.



                                        By:  /s/  Lowell W. Paxson
                                           -----------------------------------
                                        Name:   Lowell W. Paxson
                                        Title:  Chairman & CEO